Exhibit 99.1

The Chemours Company Announces Second Quarter Results; Reports Substantial Progress on Transformation Plan Initiatives

Second Quarter 2016 Highlights

•	Net sales of $1.4 billion

•	Net Loss of $18 million, or ($0.10) per diluted share, including impairment charges of $63 million, interest expense of $50 million and restructuring costs of $9 million

•	Adjusted EBITDA of $187 million

•	Adjusted Net Income of $49 million, or $0.27 per diluted share

Other Year-to-Date Highlights

•
Continued progress on Five-Point Transformation Plan objectives, including delivery of ~$100 million of cost reductions in the first half of 2016, completion of the strategic review of Chemical Solutions portfolio, commercial startup of Altamira TiO2 capacity expansion and announced investment in additional Opteon™ capacity

•	$359 million improvement in cash flow from operating activities in the first half

•	Reduced ~$100 million of long term debt year-to-date

•	Completed the sale of the Sulfur business to Veolia for approximately $325 million

Wilmington, Del., August 8, 2016 - Today, The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in titanium technologies, fluoroproducts and chemical solutions, announced financial results for the second quarter 2016.

Chemours President and CEO Mark Vergnano said, “Our second quarter results reflect our focused execution against our Five-Point Transformation Plan and our drive to deliver on our commitments to all our stakeholders. We have just celebrated our first anniversary as a public company, and we are pleased with the progress we have made in that time to strengthen our business model, reduce costs, and optimize our company portfolio. At this point, we have completed the strategic review of our Chemical Solutions portfolio, closed the sale of our Sulfur business for approximately $325 million and announced the sale of our Clean and Disinfect business for $230 million. We began commercial production at our new TiO2 plant in Altamira, Mexico and have been encouraged by improvement in the titanium technologies segment with increasing TiO2 prices. Overall, I am very pleased that we have delivered approximately $100 million in cost reductions, improved margins, improved our working capital, streamlined our portfolio and modestly improved our balance sheet in the first half of 2016.”

Second quarter net sales were $1.4 billion, a decrease of 8 percent from $1.5 billion in the prior-year quarter. Second quarter net loss was $18 million, or ($0.10) per diluted share, versus net loss of $18 million, or ($0.10) per diluted share on a pro forma basis in the prior-year quarter. Adjusted EBITDA for the second quarter was $187 million versus $127 million in the prior-year quarter. Improved profitability in Fluoroproducts and cost reductions throughout the company were partially offset by lower average prices in Titanium Technologies and Chemical Solutions along with approximately $9 million of unfavorable currency movements versus the prior-year quarter.

Sequentially, sales increased by $86 million, an increase of 7 percent from $1.3 billion in the first quarter. Second quarter net loss was $18 million, or ($0.10) per diluted share down from net income of $51 million or $0.28 per diluted share. The net loss was primarily driven by asset impairment charges of $63 million in the second quarter. Second quarter Adjusted EBITDA increased by $59 million versus $128 million in the first quarter of 2016. The improved performance was primarily driven by higher seasonal volumes in Titanium Technologies and Fluoroproducts and supplemented by higher TiO2 pricing and lower costs. These were partially offset by unfavorable Corporate and Other expenses.

Titanium Technologies
In the second quarter, Titanium Technologies segment sales were $596 million, a 7 percent decline versus the prior-year quarter. Lower year-over-year pricing reduced net sales 6 percent and lower volume of non-TiO2 product lines and the timing of TiO2 shipments reduced net sales 1 percent. Strong demand in North America and EMEA was offset by weaker volumes in Asia and Latin America versus the prior-year quarter. Segment Adjusted EBITDA was $111 million, a 22 percent improvement compared to the prior-year quarter. Benefits from cost reductions and operational efficiencies drove the improvement in Adjusted EBITDA, but were partially offset by the lower average prices. Currency movements contributed a moderate benefit in the quarter versus the previous-year quarter.

Sequentially, versus the first quarter of 2016, sales increased 14 percent and Adjusted EBITDA increased $57 million, or 105 percent. The increase in sales was due to seasonally stronger volumes and higher global average price increase of approximately 5 percent. Volume increased 10 percent driven by sequentially higher demand in all regions except Latin America. The benefits of global average price increases, stronger volumes, transformation plan cost savings and a $4 million impact from favorable currency movements drove the increase in Adjusted EBITDA. In August 2016, Chemours communicated to customers in EMEA and Latin America that an additional $150 per tonne price increase will be effective September 1, 2016.

Fluoroproducts
Fluoroproducts segment sales in the second quarter were $573 million, a decrease of 3 percent versus the prior-year quarter. Stronger demand for Opteon™ refrigerants in both Europe and the U.S. delivered a significant increase in volume that was offset by regulated volume reductions of base refrigerants, weaker demand for fluoropolymer products into consumer electronics markets and lower pricing due to product mix. Segment Adjusted EBITDA was $105 million, a 94 percent increase versus the prior-year quarter. Transformation plan cost reductions, improved manufacturing operations and increased Opteon™ refrigerant contributions were partially offset by unfavorable mix of fluoropolymers products and approximately $11 million of unfavorable currency movements versus the prior-year quarter.

Sequentially, versus the first quarter of 2016, sales and Adjusted EBITDA increased 8 percent and 24 percent, respectively. Seasonally stronger refrigerant sales, along with continued ramp up in Opteon™ refrigerant volumes, more than offset weaker prices related to unfavorable mix of fluoropolymer sales. The increase in Adjusted EBITDA was driven by Opteon™ refrigerant growth, lower costs and approximately $4 million of benefit from currency movements in the quarter that were partially offset by the unfavorable product mix.

Chemical Solutions
In the second quarter, Chemical Solutions segment sales were $214 million, a 23 percent decline versus the prior-year quarter, primarily due to pass-through impact on prices of lower raw material costs and the portfolio impact of the Beaumont, TX aniline facility sale. Segment Adjusted EBITDA was $11 million, $7 million above the prior-year quarter, reflecting continued benefits from transformation plan initiatives that are lowering operating costs across the segment. The timing of the planned cyanide expansion has been pushed back due to permitting delays, and Chemours now expects the majority of capital expenditures related to the construction will take place in 2017.

Sequentially, sales decreased 13 percent versus the first quarter of 2016 primarily as a result of pass-through pricing, while Adjusted EBITDA was $1 million higher driven primarily by lower operating costs in the second quarter.

In the second quarter, the company completed its strategic review of the Chemicals Solutions segment. On July 29, 2016, the company completed the sale of its Sulfur business to Veolia for approximately $325 million. Chemours expects to close the sale of the Clean and Disinfect (C&D) business to LANXESS for $230 million in the second half of 2016. During the second quarter, activities to shut down the Reactive Metals business in Niagara, NY continued with expected closure by the end of this year.

Corporate and Other
Corporate and Other represented a negative $40 million of Adjusted EBITDA. Corporate and Other expenses in the second quarter of 2016 increased $18 million and $19 million versus the prior-year quarter and the first quarter 2016, respectively. The increase in expenses primarily related to performance-related compensation adjustments, litigation and other miscellaneous expenses in the quarter.

The company recognized a cash tax rate of approximately 25 percent in the quarter, excluding restructuring and other nonrecurring charges. For the full year 2016, the company expects its cash tax rate to be in the high-teens percentages, taking into consideration the company’s anticipated geographic mix of earnings and additional implications anticipated with the Sulfur and C&D transactions.

Liquidity
As of June 30, 2016, gross consolidated debt was $3.9 billion. Debt, net of cash, was $3.5 billion.

Cash balances were $383 million at June 30, 2016. In the quarter, the company retired $50 million of Term Loan B and $42 million of its bonds for a combined cash amount of $85 million. An additional $8 million of bonds were retired in July 2016, completing $100 million of total long term debt repurchased year-to-date. As a result of these purchases, the company expects to save approximately $5 million annually from lower interest obligations.

Excluding the impact of interest payments in the quarter, the company continued to improve working capital performance through better inventory management and collections and payables processes. Year-to-date working capital1 performance and free cash flow improved by $219 million and $347 million, respectively, versus the prior-year, not including the benefit of the DuPont prepayment originally received in February 2016.

Outlook
“We are gaining momentum this year from the success of our transformation plan, including cost reductions, portfolio optimization, the ramp up of OpteonTM products and the expansion at Altamira,” Vergnano continued. “We expect these initiatives along with our TiO2 price increases will deliver full-year Adjusted EBITDA greater than 2015 and generate modestly positive free cash flow. At this point in the year, we believe that our full-year capital expenditures are tracking slightly below $400 million, primarily due to the shift in the timing of the cyanide expansion. We intend to increase our investment in our Corpus Christi site to add flexibility for our anticipated Opteon expansion. We are also investing in other high-return capital projects that will enhance opportunities in our core businesses. We have gained confidence in our ability to realize our transformation plan goals of delivering $350 million of cost reductions and $150 million in Adjusted EBITDA associated with Opteon™ and Altamira through 2017. We believe that we are increasingly well-positioned to continue to strengthen our balance sheet and enhance Chemours’ market leadership as we move forward.”

1 Excludes $131 million of benefit from DuPont prepayment.

Conference Call
As previously announced, Chemours will hold a conference call and webcast on Tuesday, August 9, 2016 at 8:30 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of the Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours investor website.

About The Chemours Company
The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry. Chemours is a global leader in titanium technologies, fluoroproducts and chemical solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining and oil refining operations and general industrial manufacturing. Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™ and Nafion™. Chemours has approximately 8,000 employees across 35 manufacturing sites serving more than 5,000 customers in North America, Latin America, Asia-Pacific and Europe. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC. For more information please visit chemours.com.

Non-GAAP Financial Measures
We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to Adjusted Net Income (Loss), Adjusted Diluted Income (Loss) per share and Adjusted EBITDA and Free Cash Flow, which are non-GAAP financial measures. Free Cash Flow is defined as Cash from Operations minus cash used for PP&E purchases. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted Diluted Income (Loss) per share, Adjusted EBITDA and Free Cash Flow to evaluate the company’s performance excluding the impact of certain non-cash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company’s financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” and materials posted to the website at investors.chemours.com.

Forward-Looking Statements
This press release contains forward-looking statements, which often may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning. These forward-looking statements address, among other things, our anticipated future operating and financial performance, business plans and prospects, transformation plans, resolution of environmental liabilities, litigation and other contingencies, plans to increase profitability, our ability to pay or the amount of any dividend, and target leverage that are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. The matters discussed in these forward-looking statements also are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements, as further described in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 31, 2015. Chemours undertakes no duty to update any forward-looking statements.

# # #

CONTACT:

MEDIA:
Alvenia Scarborough
Director of Brand and Corporate Communications
+1.302.773.4507
alvenia.g.scarborough@chemours.com

INVESTORS:
Alisha Bellezza
Director of Investor Relations
+1.302.773.2263
investor@chemours.com

The Chemours Company
Consolidated Statements of Operations (Unaudited)
(Dollars in millions, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales	$1,383	$1,508	$2,680	$2,871
Cost of goods sold	1,116	1,282	2,212	2,393
Gross profit	267	226	468	478
Selling, general and administrative expense	174	157	307	324
Research and development expense	17	27	40	50
Employee separation and asset related charges, net	67	61	85	61
Total expenses	258	245	432	435
Equity in earnings of affiliates	4	8	9	11
Interest expense, net	(50)	(28)	(106)	(28)
Other (expense) income, net	(4)	21	89	14
(Loss) income before income taxes	(41)	(18)	28	40
(Benefit from) provision for income taxes	(23)	—	(5)	15
Net (loss) income	(18)	(18)	33	25
Less: Net income attributable to noncontrolling interests	—	—	—	—
Net (loss) income attributable to Chemours	$(18)	$(18)	$33	$25

Per share data
Basic earnings (loss) per share of common stock [1]	$(0.10)	$(0.10)	$0.18	$0.14
Diluted earnings (loss) per share of common stock [1]	$(0.10)	$(0.10)	$0.18	$0.14
Dividends per share of common stock [1]	$0.03	$0.55	$0.06	$0.55
 1 On July 1, 2015, E. I. du Pont de Nemours and Company distributed 180,966,833 shares of Chemours' common stock to holders of its common stock. Basic and diluted earnings per common share and dividends per common share for the three and six months ended June 30, 2015 were calculated using the number of shares distributed on July 1, 2015.

The Chemours Company
Consolidated Balance Sheets
(Dollars in millions, except per share amounts)

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash	$383	$366
Accounts and notes receivable - trade, net	939	859
Inventories	892	972
Prepaid expenses and other	52	58
Assets held-for-sale	26	46
Total current assets	2,292	2,301
Property, plant and equipment	8,334	9,015
Less: Accumulated depreciation	(5,444)	(5,838)
Net property, plant and equipment	2,890	3,177
Goodwill	153	166
Other intangible assets, net	8	10
Investments in affiliates	157	136
Assets held-for-sale	352	—
Other assets	369	508
Total assets	$6,221	$6,298
Liabilities and equity
Current liabilities:
Accounts payable	$875	$973
Short-term borrowings and current maturities of long-term debt	36	39
Other accrued liabilities	533	454
Total current liabilities	1,444	1,466
Long-term debt, net	3,823	3,915
Deferred income taxes	202	234
Other liabilities	583	553
Total liabilities	6,052	6,168
Commitments and contingent liabilities
Equity
Common stock (par value $.01 per share; 810,000,000 shares authorized; 181,491,426 shares issued and outstanding as of June 30, 2016)	2	2
Additional paid-in capital	774	775
Accumulated deficit	(82)	(115)
Accumulated other comprehensive loss	(529)	(536)
Total Chemours stockholders' equity	165	126
Noncontrolling interests	4	4
Total equity	169	130
Total liabilities and equity	$6,221	$6,298

The Chemours Company
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in millions)

	Six months ended
	June 30,
	2016	2015
Operating activities
Net income	$33	$25
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	139	131
Amortization of debt issuance costs and discount	11	2
Gain on sale of assets and business	(88)	—
Equity in earnings of affiliates	(9)	(11)
Deferred tax benefits	(36)	(31)
Asset related charges	63	—
Other operating charges, net	14	2
Decrease (increase) in operating assets:
Accounts and notes receivable - trade, net	(92)	(205)
Inventories and other operating assets	85	(68)
Increase (decrease) in operating liabilities:
Accounts payable and other operating liabilities	6	(78)
Cash provided by (used for) operating activities	126	(233)
Investing activities
Purchases of property, plant and equipment	(168)	(287)
Proceeds from sales of assets and business	150	8
Foreign exchange contract settlements	—	(12)
Investment in affiliates	—	(32)
Cash used for investing activities	(18)	(323)
Financing activities
Proceeds from issuance of debt, net	—	3,490
Debt repayments	(95)	—
Deferred financing fees	(2)	(77)
Dividends paid	(11)	—
Cash provided at separation by DuPont	—	247
Net transfers to DuPont	—	(2,857)
Cash (used for) provided by financing activities	(108)	803
Effect of exchange rate changes on cash	17	—
Increase in cash	17	247
Cash at beginning of period	366	—
Cash at end of period	$383	$247

Non-cash investing activities:
Change in property, plant and equipment included in accounts payable	$10	$(35)

The Chemours Company
Segment Financial and Operating Data (Unaudited)
(Dollars in millions)

Segment Net Sales	Three months ended			Three months ended	Sequential
	June 30,		Increase / (Decrease)	March 31,	Increase / (Decrease)
	2016	2015		2016
Titanium Technologies	$596	$642	$(46)	$521	$75
Fluoroproducts	573	588	(15)	531	42
Chemical Solutions	214	278	(64)	245	(31)
Net sales	$1,383	$1,508	$(125)	$1,297	$86

Segment Adjusted EBITDA	Three months ended			Three months ended	Sequential
	June 30,		Increase / (Decrease)	March 31,	Increase / (Decrease)
	2016	2015		2016
Titanium Technologies	$111	$91	$20	$54	$57
Fluoroproducts	105	54	51	85	20
Chemical Solutions	11	4	7	10	1
Corporate and Other	(40)	(22)	(18)	(21)	(19)
Total Adjusted EBITDA	$187	$127	$60	$128	$59

Adjusted EBITDA Margin	14%	8%		10%

Quarterly Change in Net Sales from June 30, 2015
	2016 Net Sales	Percentage Change vs 2015	Percentage change due to:
			Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,383	(8)%	(5)%	(1)%	(1)%	(1)%

Titanium Technologies	$596	(7)%	(6)%	(1)%	—%	—%
Fluoroproducts	$573	(3)%	(1)%	1%	(2)%	(1)%
Chemical Solutions	$214	(23)%	(9)%	(8)%	—%	(6)%

Quarterly Change in Net Sales from March 31, 2016
	2016 Net Sales	Percentage Change vs March 31, 2016	Percentage change due to:
			Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,383	7%	1%	6%	1%	(1)%

Titanium Technologies	$596	14%	4%	9%	1%	—%
Fluoroproducts	$573	8%	(1)%	8%	1%	—%
Chemical Solutions	$214	(13)%	(2)%	(4)%	—%	(7)%

The Chemours Company
Segment Financial and Operating Data (Unaudited)
(Dollars in millions)

Segment Net Sales	Six months ended
	June 30,		Increase / (Decrease)
	2016	2015
Titanium Technologies	$1,117	$1,187	$(70)
Fluoroproducts	1,104	1,140	(36)
Chemical Solutions	459	544	(85)
Net sales	$2,680	$2,871	$(191)

Segment Adjusted EBITDA	Six months ended
	June 30,		Increase / (Decrease)
	2016	2015
Titanium Technologies	$166	$184	$(18)
Fluoroproducts	190	129	61
Chemical Solutions	21	5	16
Corporate and Other	(62)	(46)	(16)
Total Adjusted EBITDA	$315	$272	$43

Adjusted EBITDA Margin	12%	9%

Year-to-date Change in Net Sales from June 30, 2015
	2016 Net Sales	Percentage Change vs 2015	Percentage change due to:
			Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$2,680	(7)%	(5)%	1%	(2)%	(1)%

Titanium Technologies	$1,117	(6)%	(10)%	5%	(1)%	—%
Fluoroproducts	$1,104	(3)%	1%	(1)%	(3)%	—%
Chemical Solutions	$459	(16)%	(9)%	(3)%	—%	(4)%

The Chemours Company
Reconciliations of Non-GAAP Information (Unaudited)

GAAP Net Income (Loss) to Adjusted Net Income and Adjusted EBITDA Tabular Reconciliations
(Dollars in millions)

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015
Net (loss) income attributable to Chemours	$(18)	$(18)	$51	$33	$25
Non-operating pension and other postretirement employee benefit (income) costs	(7)	8	(7)	(14)	15
Exchange losses (gains)	14	(19)	6	20	(3)
Restructuring charges	9	61	17	27	61
Asset related charges [1]	63	—	—	63	—
Loss (gain) on sale of assets or business	1	—	(89)	(88)	—
Transaction costs [2]	12	—	3	15	—
Legal and other charges [3]	13	—	5	19	—
(Benefit from) provision for income taxes relating to reconciling items [4]	(38)	(15)	25	(15)	(29)
Adjusted Net Income	49	17	11	60	69
Net income attributable to noncontrolling interests	—	—	—	—	—
Interest expense, net	50	28	57	106	28
Depreciation and amortization	73	67	66	139	131
All remaining provision for (benefit from) income taxes [4]	15	15	(6)	10	44
Adjusted EBITDA	$187	$127	$128	$315	$272

[1]	Includes asset impairment in connection with the sale of the Sulfur business and other asset write-offs in the Chemical Solutions segment.

[2]
Includes accounting, legal and bankers transaction fees incurred related to the Company's strategic initiatives, which includes pre-sale transaction costs incurred in connection with the sales of the C&D and Sulfur businesses.

[3]	Includes litigation settlements, water treatment accruals related to PFOA, and lease termination charges.

[4]
Total of provision for (benefit from) income taxes reconciles to the amount reported in the Interim Consolidated Statements of Operations for the three and six months ended June 30, 2016 and 2015, and the three months ended March 31, 2016.

Adjusted Net Income diluted earnings per share is calculated using Adjusted Net Income divided by diluted weighted-average shares of common shares outstanding during each period, which includes unvested restricted shares. The table below shows a reconciliation of the numerator and denominator for basic and diluted earnings per share and adjusted earnings per share calculations for the periods indicated:

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015
Numerator:
Net income	$(18)	$(18)	$51	$33	$25
Adjusted Net Income	$49	$17	$11	$60	$69
Denominator:
Weighted-average number of common shares outstanding - Basic	181,477,672	180,966,833	181,281,166	181,379,419	180,966,833
Dilutive effect of the company's employee compensation plans [5]	1,114,845	—	221,974	668,410	—
Weighted average number of common shares outstanding - Diluted	182,592,517	180,966,833	181,503,140	182,047,829	180,966,833

Earnings per share - basic	$(0.10)	$(0.10)	$0.28	$0.18	$0.14
Earnings per share - diluted [5]	$(0.10)	$(0.10)	$0.28	$0.18	$0.14
Adjusted earnings per share - basic	$0.27	$0.09	$0.06	$0.33	$0.38
Adjusted earnings per share - diluted [5]	$0.27	$0.09	$0.06	$0.33	$0.38

[5]
Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

The Chemours Company
Reconciliations of Non-GAAP Information (Unaudited)

GAAP Cash Flow to Free Cash Flow Tabular Reconciliations

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015
Cash flow provided by (used for) operating activities	$90	$5	$36	$126	$(233)
Cash flow used for purchases of property, plant, and equipment	(79)	(150)	(89)	(168)	(287)
Free cash flows [1]	$11	$(145)	$(53)	$(42)	$(520)

[1]
Cash flows from operating activities for the three months ended March 31, 2016 and the six months ended June 30, 2016 include the DuPont prepayments outstanding balance of approximately $131 million and $166 million, respectively. Excluding the DuPont prepayment, free cash flows for the three months ended March 31, 2016 and the six months ended June 30, 2016 would have been negative $219 million and negative $173 million, respectively.